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                                                 For NYSE Symbols SDP & SDP.PR

FOR IMMEDIATE RELEASE




              SUNSOURCE COMPLETES SALE OF HARDING GLASS SUBSIDIARY


         Philadelphia, Pa. (April 13, 2000) -- SunSource Inc (SDP and SDP.PR) reported today that it has completed the sale of its Harding Glass, Inc., subsidiary to VVP America which was previously announced on January 10, 2000. The purchase price was not disclosed.

         Maurice P. Andrien, Jr., SunSource President and Chief Executive Officer, said, "While our Harding Glass subsidiary is a quality company in the glass industry, it is clearly non-strategic in relation to the other business opportunities available to SunSource." Andrien noted that the intended sale will reduce the Company's borrowing levels and improve its debt leverage ratios. The CEO added that this action should enhance the Company's ability to pursue strategic initiatives centered around its core businesses.

         Mr. Andrien further noted that with completion of the Harding sale along with the recently announced business venture with Glencoe Capital regarding Kar Products and the acquisition of Axxess Technologies, SunSource has accomplished its major strategic objective to reposition the Company for the future.

         SunSource Inc. is one of the nation's leading providers of value-added services and products to retail and industrial markets in North America. The Company's SunSource Technology Services business provides parts supply, engineering and repair services throughout the U.S. and Canada. The Company's Hillman Group including Axxess Technologies is a leading provider to hardware, mass merchants and other retail outlets of merchandising systems, in-store service work and small parts including fasteners, keys and identification items such as tags, letters, numbers and signs. The Company's Kar Products affiliate offers distribution of maintenance and repair parts and personalized inventory management services.



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This press release contains statements by the Company that involve risks and uncertainties and may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based upon certain assumptions relating to uncertainties with respect to the sale of Harding Glass, Inc., and current business conditions overall. Actual results could differ materially from those currently anticipated as a result of a number of factors, including the risks and uncertainties discussed under the caption "Risk Factors" set forth in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company disclaims any obligation or intent to update any such forward-looking statement to reflect future events or developments.

        For more information on the Company, please visit its website at
                               www.PRNewswire.com